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                                                                     Exhibit 1.2


                            NATIONAL CITY CORPORATION

                     3.125% Senior Notes Due April 30, 2009

                                 TERMS AGREEMENT

                                                           Dated: March 10, 2004


To:    National City Corporation
       1900 East Ninth Street
       Cleveland, Ohio 44114-3484

Re:    Underwriting Agreement dated March 10, 2004

Dear Sirs:

      We understand that National City Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $200,000,000 aggregate principal amount of its senior debt securities (the "Senior Debt Securities"). This Agreement is the Terms Agreement referred to in the underwriting agreement dated March 10, 2004 (the "Underwriting Agreement"). Subject to the terms and conditions set forth herein and in the Underwriting Agreement, the Underwriter named below (the "Underwriter") agrees to purchase the principal amount of Senior Debt Securities set forth opposite its name below at the purchase price set forth under "Purchase Price" below.

                                Principal
                                Amount of
Name of                         Debt
Underwriter                     Securities
-----------                     ----------

Lehman Brothers Inc.            $200,000,000



The Senior Debt Securities shall have the following terms:

Title of securities: 3.125% Senior Notes due April 30, 2009

Principal amount to be issued: $200,000,000

Senior or Subordinated: Senior

CUSIP: 635405 AP 8

ISIN: US635405AP88
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Currency: U.S. Dollars

Current ratings:  Moody's Investors Service, Inc.:  A1
                  Standard & Poor's Ratings Services:  A

Interest rate: 3.125% per annum

Interest payment dates: April 30 and October 30 of each year, commencing October 30, 2004

Day count convention: 30/360

Date of maturity: April 30, 2009

Redemption provisions: None

Sinking fund requirements: None

Purchase Price: 99.757% of the principal amount of the Senior Debt Securities, plus accrued interest, if any, from March 17, 2004.

Listing requirement: None

Conversion provisions: None

Closing date and location: March 17, 2004 at the offices of Sidley Austin Brown & Wood LLP, New York, New York

Additional representations, if any: None

Lock-up provisions: The Company may not issue, without the consent of the Underwriter, any other debt securities between the date hereof and the Closing Time.

Other terms and conditions:

Solely with respect to the Senior Debt Securities being purchased pursuant this Terms Agreement, Section 5(d) of the Underwriting Agreement is amended to read as follows:

      "(d) At the applicable Closing Time, you shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to you, to the effect that (i) they are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the 1933 Act and the applicable published rules and regulations thereunder; (ii) in their opinion, the consolidated financial statements audited by them and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the related published rules and regulations with respect to registration statement Form S-3 and the 1934 Act and 1934 Act Regulations;
      (iii) based upon limited procedures set forth in detail in such letter, nothing has come to their attention which causes them to believe that (A) the unaudited financial


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      statements and supporting schedules of the Company and its subsidiaries included in the Registration Statement and Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act and the 1934 Act Regulations or are not fairly presented in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Registration Statement, (B) at a specified date not more than three days prior to the date of such letter, there has been any change in the capital stock of the Company or any increase in the consolidated long term debt of the Company and its subsidiaries or any decrease in the total earning assets or total assets of the Company and its subsidiaries, in each case as compared with the amounts shown in the most recent balance sheet included in the Registration Statement or, during the period from a specified date not more than three days prior to the date of such letter, there were any decreases, as compared with the corresponding period in the preceding year, in net interest income, net interest income after provision for loan loss, non-interest income, net income or net income per share of the Company and its subsidiaries as compared with the corresponding period in the preceding year except in all instances for changes, increases or decreases which the Registration Statement and the Prospectus disclose have occurred or may occur; and (iv) in addition to the examination referred to in their opinions and the limited procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial information which are included in the Registration Statement and Prospectus and which are specified by you and have found such amounts, percentages and financial information to be in agreement with the relevant accounting, financial and other records of the Company and its subsidiaries identified in such letter."

      The following documents will be required at the Closing Time: Officers' Certificate pursuant to Section 5(c) of the Underwriting Agreement; Legal Opinions pursuant to Sections 5(b)(1), 5(b)(2) and 5(b)(3) of the Underwriting Agreement; a Comfort Letter pursuant to Section 5(d) of the Underwriting Agreement; and other documents pursuant to Section 5(e) of the Underwriting Agreement.

      Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be part of this Agreement to the same extent as if such provisions had been set forth in full herein.

      This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in said State.


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      If the foregoing is in accordance with your understanding of the agreement between us and the Company, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts and together with the Underwriting Agreement, shall be a binding agreement between the Underwriter named herein and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                                      Very truly yours,

                                      LEHMAN BROTHERS INC.


                                      By: /s/ Martin Goldberg
                                          --------------------------------
                                               Authorized Signatory

Confirmed and accepted as of
the date first above written:

NATIONAL CITY CORPORATION



By: /s/ Thomas A. Richlovsky
    ----------------------------
Name: Thomas A. Richlovsky
Title: Senior Vice President and
       Treasurer


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